Exhibit 10.7

FIRST AMENDMENT TO

SALARY CONTINUATION AGREEMENT

FOR

LINDA CHILTON

THIS AMENDMENT (the “Amendment”) is adopted this 15th day of September, 2026, by and between Opportunity Bank of Montana, located in Helena Montana (the “Employer”), and Linda Chilton (the “Executive”).

The Employer and the Executive executed a Salary Continuation Agreement effective as of October 1, 2020 (the “Agreement”). The Employer and the Executive now wish to provide an early termination benefit, not just an early involuntary termination benefit.

NOW, THEREFORE, the Employer and the Executive adopt the following amendment to the Agreement:

Section 1.14 of the Agreement shall be deleted in its entirety.

Section 2.3 of the Agreement shall be deleted in its entirety and replaced by the following:

2.3         Early Termination Benefit. If Separation from Service occurs prior to Early Retirement Age, the Employer shall pay the Executive the amount shown on Schedule A for the Plan Year ending immediately prior to Separation from Service in lieu of any other benefit hereunder. The annual benefit will be paid in equal monthly installments commencing the month following Separation from Service and continuing until the Executive’s death.

The Schedule A originally attached to the Agreement shall be removed and replaced by the Schedule A attached hereto.

IN WITNESS WHEREOF, the Executive and a representative of the Employer have executed this Amendment as indicated below and as of the date above:

Executive:	Employer:

/s/ Linda Chilton	By:	/s/ Laura F. Clark
	Its:	Chief Executive Officer